CLYDE & CO

OCTAVIAN INTERNATIONAL LIMITED

and

MR OWEN PETER MOFFITT

Service Agreement for Director

Agreement

Dated 16 October 2008

Between:

(1)	OCTAVIAN INTERNATIONAL LIMITED a company registered in England and Wales under number 04185988 which is trading from Bury House, 1-3 Bury Street, Guildford, Surrey, GU2 4AW (Company); and

(2)	PETER MOFFITT of 5 Carrington Drive, Flaxton, QLD 4560, Australia (Executive).

1	Appointment

1.1	The Company shall employ the Executive as PRESIDENT of the Company and appoints the Executive as a Director of the Company.

1.2
The Executive warrants that by entering into this Agreement or any other arrangements with the Company or Group Company he will not be in breach of or subject to any express or implied terms of any contract with or other obligation to any third party binding on the Executive, including without limitation, any notice period or the provisions of any restrictive covenants or confidentiality obligations arising out of any employment with any other employer or former employer.

1.3
The Executive warrants that at the time of entering into this Agreement the Executive has the right to work in the United Kingdom or believes that he has the ability to be granted the right to work in the United Kingdom and the Executive agrees to provide to the Company copies of all relevant documents in this respect at the request of the Company. In relation to this Clause, the Company agrees to sponsor, support and endorse the efforts of the Executive in the process of receiving the necessary permits to allow him to have the right to work in the United Kingdom pursuant to the position considered in this Agreement. If at any time during the course of this Agreement the Executive ceases to have or fails to achieve in a reasonable timeframe the right to work in the United Kingdom the Company may immediately terminate the Executive’s employment without payment of compensation.

1.4	The Company reserves the right to appoint any other person to act jointly or in conjunction with the Executive.

2	Term

2.1
Subject to Clause 14.3, the Executive’s employment shall commence on 11 February 2008 and shall continue unless and until either party gives notice to the other in accordance with Clause 14.1. No employment with a previous employer is deemed to be continuous with the Executive’s employment with the Company and as such the Executive’s continuous employment commenced on 11 February 2008.

2.2
The Executive’s employment under this Agreement will terminate on the last day of the month in which the Executive shall attain the Company’s retirement age from time to time. This is currently 65 years.

3	Place of work

The Executive place of work will be at 1-3 Bury Street, Guildford, Surrey, GU2 4AW or such other place of business as the Company may reasonably require. The Executive may be required to work outside the United Kingdom from time to time but unless otherwise agreed with the Company the Executive will not be required to live outside the United Kingdom.

4	Duties and powers

4.1	The Executive shall:

(a)
faithfully, diligently and in good faith exercise such powers and perform such duties (if any) on behalf of the Company or any Group Company as are consistent with the Executive’s position and as may from time to time be assigned to the Executive by the Board or anyone else authorised by the Board and shall not do anything that is harmful to the Company or any Group Company;

(b)	exclusively devote the whole of the Executive’s time, skill, ability and attention to the business of the Company or any Group Company;

(c)
expect and agree to travel extensively to various business locations, as required to perform his duties and functions and according to the prescribed Company Travel Executive Scheme and according to fair and reasonable travelling conditions, as generally guided by the Company’s Travel Policy in force at that time and as agreed or approved by the Company Board;

(d)	use all reasonable endeavours to promote the interests and reputation of the Company or any Group Company; and

(e)	accept any offices or directorships as reasonably required by the Board or the board of directors of any other Group Company.

4.2
The Executive shall, in a timely fashion, give to the Board (in writing if so requested) all information, advice and explanations as may be required in connection with matters relating to the Executive’s employment under this Agreement or with the business of the Company or and Group Company for which the Executive shall from time to time be required to work under Clause 4.1.

4.3
The Executive shall at all times comply with and shall not cause the Company or any Group Company to breach or contravene any and all rules, regulations and requirement of any regulatory body, or stock exchange, code of conduct or statutory provision to which the Executive, the Company and/or any Group Company is from time to time subject, including, without limitation, the Financial Services and Markets Act 2000 and any rules, regulations or procedures made by the Company and/or and Group Company from time to time.

4.4
The Executive shall not while employed by the Company without the prior written consent of the Board (which shall not be unreasonably withheld) either solely or jointly, directly or indirectly, carry on or be engaged, concerned or interested (whether as shareholder, holder or securities or otherwise) in any other trade or business including, but not limited to, carrying on business with the Company’s suppliers or dealers, save that nothing in this Clause shall prevent the Executive from holding (with prior written consent of the Board which shall not be unreasonably delayed or withheld) up to three percent (3%) of the issued equity share capital of any company where those equity shares are listed on a recognized investment exchange 9as defined in section 285 of the Financial Services and Markets Act 200) or traded on the alternative Investment Market of the London Stock Exchange. Failure to secure advance permission in accordance with this Clause 4.4 may result in summary dismissal.

4.5
The Company shall be entitled during the continuance of the Executive’s employment to make available the Executive’s services to any other person, firm or company whether or not a Group Company for such periods as the Company reasonably thinks fit and the Executive shall enter into such agreement (in terms no less favourable than this Agreement) with such other person, firm or company as the Company may reasonably require to give full effect to such arrangement.

4.6
The Executive will upon becoming aware of the same promptly disclose to the Board in writing full details of any wrongdoing by any employee or director of the Company or any Group Company where that wrongdoing is in the Executive's reasonable opinion material to that employee or directors employment by the relevant company or to the interests or reputation of the Company or any Group Company.

5	Directorship

5.1
Except as otherwise stated in this Agreement, the Executive shall not prior to the termination of this Agreement after being appointed resign or be subject to retirement by rotation as director of the Company or any Group Company (unless the Articles of Association of the Company or the relevant Group Company as amended from time to time so provide). If the provisions of this Clause 5.1 and the Articles of Association of the relevant company conflict, then the Articles of Association shall prevail.

5.2
If the Executive shall cease for any reason whatsoever to be a director of the Company or any Group Company this Agreement shall (unless the parties otherwise agree in writing) thereupon terminate but if such cessation is caused by any act or omission of either party without the consent, concurrence or complicity of the other such act or omission shall be deemed a breach of this Agreement and determination of this Agreement shall be without prejudice to any claim for damages in respect of such breach provided that the Executive shall be treated as the party in breach if the Executive is removed from office in circumstances which justify termination under Clause 14.3.

5.3
On termination of this Agreement for whatever reason the Executive shall at the request of the Company resign forthwith without claim for compensation from all offices the Executive holds in the Company and/or any Group Company or from any position which the Executive occupies as a trustee in relation to the business of the Company or any Group Company and in the event of the Executive failing so to do within 7 days after the making of such request the Company is hereby irrevocably authorised to appoint its secretary for the time being as the Executive’s agent in the Executive’s name and on the Executive’s behalf to give notice of such resignation and to do all other things requisite to give effect thereto.

6	Remuneration

6.1
The Executive’s salary (inclusive of any remuneration received or receivable by the Executive in respect of any office or other employment with the Company or any Group Company) will be $US375.000 per annum, gross before any deductions required by law and the net amount shall be paid in equal instalments monthly in arrears on or around the 5th of each month.

6.2
The Executive agrees that the Company may deduct from the salary or any other sum due to the Executive (including any pay in lieu of notice) any amounts due to the Company including, without limitation, any overpayment of salary, loan or advance.

6.3	The Executive’s salary shall be reviewed annually at the end of the calendar year and any resulting changes will be effective from the following January.

7	Discretionary bonus

7.1
The Company may in its absolute discretion pay the Executive a bonus of such amount, which (for the purposes of example) is expected to be approximately $US60,000 per annum net after the deduction of any taxes or other required deductions, However, this bonus will be at such intervals and subject to such conditions as the Company may in its sale and absolute discretion determine from time to time.

7.2
Any bonus payment to the Executive shall be purely discretionary and shall not form part of the Executive’s contractual remuneration under this Agreement. If the Company makes a bonus payment to the Executive in respect of a particular financial year of the Company (being the period from 1 January to 31 December, it shall not be obliged to make subsequent bonus payments.

7.3
The Company may, from time to time and by its sole discretion, distribute the Company’s shares or share options to various staff members, For the sake of clarity, the Executive is one of the staff members who might be considered to benefit from those shares or share options.

7.4	Notwithstanding Clause 7.2, the Executive shall in any event have no right to a bonus (whether on a pro-rata basis or otherwise) if:

(a)	the Executive has not been employed throughout the whole of the relevant financial year of the Company; or

(b)	the Executive has an unexpired disciplinary warning on his file on the date on which a bonus might otherwise have been payable; or

(c)
the Executive’s employment terminates for any reason or the Executive is under notice of termination (whether given by the Executive or the Company) at or prior to the date when a bonus might otherwise have been payable.

8	Benefits

8.1	The Executive shall (subject to the rules of such schemes) be entitled to participate at the Company's expense in:

(a)	the Company’s private medical cover scheme;

(b)	the Company’s travel insurance scheme.

8.2	The Company reserves the right to terminate any or all of the schemes referred to in Clauses 8.1 (a) and 8.1 (b) or to amend them at any time without compensation.

8.3
AU insured benefits are subject to the policy terms and conditions upon which they are incepted or renewed and to the Executive and, if appropriate, the Executive's spouse and/or long term partner (which, for the purposes of this Clause, means an unmarried person of either sex who, whilst not related to the Executive by birth or marriage, has been in a committed relationship of mutual caring with the Executive for at least a year and who shares the Executive principal place of residence and intends to do so indefinitely) and/or dependant children meeting the underwriting criteria acceptable to the Company. In the event that an insurer of any insured benefit under this Agreement does not meet a claim made by the Executive or on the Executive behalf, then the Executive shall have no claim against the Company in respect of that insured benefit.

Subject to the Company’s car allowance policy (if any) from time to time in force the Company may, at its sole discretion, provide the Executive with an annual car allowance. The Company shall not be responsible for any costs of repairs, maintenance, taxation and insurance of the Executive’s vehicle.

8.4
The Executive may instruct the Company to make deductions from his salary on a monthly basis for contributions to be made into the Company's non-contributory designated stakeholder pension scheme. Any such instructions should be made in writing detailing the amount to be deducted at source. For the avoidance of doubt, the Company shall not make any contribution to such a scheme.

8.5	A contracting-out certificate is not in force in respect of the Appointment.

9	Expenses

The Company shall reimburse all reasonable out of pocket expenses properly incurred by the Executive in the performance of the duties under this Agreement including travelling (but not to include the cost of travelling to and from the office), subsistence and entertainment expenses provided the Executive follows the Company's guidelines/allowances in force at the relevant time and provided that the Executive shall, where reasonably practicable, provide the Company with vouchers, invoices or such other evidence of such expenses as the Company may reasonably require.

At the Company’s sole discretion, it is generally expected that all flights of longer duration than 2 hours used by the Executive will be of Business Class standards. However, as decided by the Company from time to time, this might revert to Economy Class standard for business or economic reasons.

10	Hours of work

10.1
The Executive shall be required to comply with the Company’s normal hours of work and shall also be required to work any suel1 additional hours as may be necessary to fulfill the Executive’s duties having regard to the Executive’s status and seniority. No further remuneration is payable for any hours worked in addition to the Company's normal hours.

10.2
The Executive agrees that, for the purposes of the Working Time Regulations 1998 (WTR), the duration of the Executive’s working time is wholly or partly unmeasured and/or can be determined by the Executive and as such the 48-hour maximum working week under the VVTR does not apply to the Executive. The Executive will not receive any further remuneration for any hours worked in addition to normal business hours.

11	Holidays

11.1
In addition to the usual public holidays the Executive will be entitled to 25 working days’ paid holiday in each calendar year. The holiday will accrue on a pro rata basis throughout each calendar year. Such holidays are to be taken at such time or times as may be agreed with the Board.

11.2
The holiday year runs from January to December and the Executive may not carry forward more than 5 days untaken holiday into the next holiday year and any further untaken holiday shall be forfeited. The Executive may not take more than 15 days' holiday at one time without prior approval of the Board.

11.3
Upon termination of the Executive’s employment the Executive will receive pay in lieu of accrued but untaken holiday up to the date of termination of the Executive’s employment and the Company may deduct an appropriate sum in respect of days taken in excess of the Executive's pro rata entitlement from the Executive’s final remuneration One day’s holiday will be calculated as 1/260th of the Executive's basic annual salary.

11.4	In the event that notice of termination of this Agreement is served by either party, the Company may require the Executive to take any outstanding holiday during this notice period.

12	Sickness and other absence

12.1
If the Executive is unable to attend at work by reason of sickness or injury or any unauthorised reason the Executive must inform the Company as soon as possible on the first day of absence (and in any event not later than 10:00 am on the first day of absence) and, in the case of absence of uncertain duration, the Executive must keep the Company regularly informed of the reason for the Executive’s continued absence and the Executive’s likely date of return. The Executive is expected to observe this rule very strictly since failure to do so entitles the Company to stop payment in respect of each day the Executive fails to notify the Company.

12.2
If the Executive’s absence, due to sickness or injury, is for less than 7 days, on the Executive’s return to work the Executive shall be required to immediately complete a self-certification form available from the Company. If the Executive’s absence continues for more than 7 consecutive days (whether or not working days) the Executive must provide the Company with a doctor’s certificate from the seventh consecutive day of sickness or injury. This doctor’s certificate must be provided to the Company promptly following the seventh consecutive day of absence. If illness continues after the expiry of the first certificate further certificates must be provided promptly to cover the whole period of absence.

12.3
Subject to the Executive’s compliance with the Company’s sickness absence procedures (as amended from time to time), the Company may in its sale and absolute discretion pay full salary and contractual benefits during any period of absence due to sickness or injury dependent on the length of the Executive’s service as follows:

12.3.1	Continuous service of over one year and up to two years, 10 days at full pay;

12.3.2	Continuous service of over two years and up to five years, 3 months at full pay and then 3 months at half pay;

12.3.3	Continuous service of over five years, 6 months at full pay.

The above will apply in any fifty two (52) week period (whether such absence is continuous or intermittent). Any sums paid include Statutory Sick Pay due in accordance with applicable legislation in force at the time of absence. Thereafter the Company will pay Statutory Sick Pay or equivalent benefit to which the Executive may be entitled subject to the Executive’s compliance with the appropriate rules.

12.4
Whether absent from work or not, the Executive may be required to undergo a medical examination by a Company doctor (at the Company’s expense) and the Executive’s consent will be sought for a report to be sent to the Company.

12.5
The payment of sick pay in accordance with this Clause 12.5 is without prejudice to the Company’s right to terminate this Agreement prior to the expiry of the Executive’s right to payments irrespective of the provisions of any permanent health insurance.

12.6
In the event the Executive is incapable of performing the Executive’s duties by reason of injuries sustained wholly or partly as a result of a third party’s actions all payments made to the Executive by the Company of salary or sick pay shall to the extent that compensation is recoverable from that third party constitute loans to the Executive and shall be repaid when and to the extent that the Executive shall recover compensation for loss of earnings from the third party.

13	Garden leave

13.1
The Company reserves the right to require that the Executive does not attend the Company premises or have contact with other staff or clients of the Company for such period as the Company feels is reasonable. This includes any period or part of any period during which the Executive is serving notice as set out in Clause 14 (referred to in this Agreement as Garden Leave).

13.2
The Executive will continue to owe all other duties and obligations (whether express or implied including fidelity and good faith) during such period of Garden Leave. During any period of Garden Leave the Executive shall continue to receive full pay and benefits excluding any bonus.

13.3
In the event that the Executive is placed on Garden Leave the Company is entitled to provide the Executive with no duties or such duties as the Company shall in its absolute discretion determine. By placing the Executive on Garden Leave, the Company will not be in breach of this Agreement or any implied duty of any kind whatsoever nor will the Executive have any claim against the Company in respect of any such action.

13.4
During any period of Garden Leave the Executive will remain readily contactable and available for work. In the event that the Executive is not available for work having been requested by the Company to do so, the Executive will, notwithstanding any other provision of this Agreement, forfeit any right to salary and contractual benefits.

13.5
During any period of Garden Leave the Company may require the Executive to deliver up any Confidential Information or property of the Company and upon instruction, delete any emails, spreadsheets or other Confidential Information and the Executive will confirm the Executive’s compliance with this Clause 13.5 in writing if requested to do so by the Company.

13.6	During any period of Garden Leave the Company may require the Executive to take any outstanding holiday entitlement.

13.7
During any period of Garden Leave the Company may request that the Executive resign from any directorships of the Company and the resignation shall not constitute grounds for a claim for constructive dismissal. During any period of Garden Leave the Company may remove the Executive from any office or the Board of the Company.

14	Notice

14.1
If either party wishes to terminate the Executive’s employment, it should give to the other 3 months’ notice in writing or any other period mutually agreed between the Company and the Executive in any circumstances. This does not preclude the Company from terminating the Executive’s employment without notice in certain circumstances.

14.2
The Company reserves the right in its absolute discretion to give written notice to terminate the Executive’s employment forthwith and to make a payment to the Executive in lieu of salary for all or any unexpired part of the notice period. For the avoidance of doubt, any payment in lieu made pursuant to this Clause 142 will not include any element in relation to:

(a)	any bonus or commission payments that might otherwise have been due to the Executive during the period for which the payment in lieu is made; and

(b)	any payment in respect of benefits which the Executive would have been entitled to receive during the period for which the payment in lieu is made; and

(c)	any payment in respect of any holiday entitlement that would have accrued during the period for which the payment in lieu is made.

The Executive is required to mitigate any loss where this Agreement is terminated in accordance with this Clause and any payment in lieu of notice may be reduced to take account of mitigation or any failure to mitigate on the Executive’s part.

14.3	The Executive employment may be terminated immediately without notice where the Executive:

(a)
is guilty of gross misconduct which includes, but is not limited to, dishonesty, fraud, theft, being under the influence of alcohol or drugs at work, causing actual or threatening physical harm and causing damage to Company property;

(b)	is made bankrupt or makes any arrangement or composition with creditors;

(c)	commits a material or repeated breach or non-observance of the Executive’s duties or any of the provisions of this Agreement or fail to observe the directions of the Company;

(d)	is convicted of a criminal offence (other than an offence under the road traffic legislation in the United Kingdom or elsewhere for which a non-custodial sentence is imposed);

(e)	becomes of unsound mind or a patient for the purpose of any statute relating to mental health;

(f)	fails to reach performance requirements set by the Company after receiving a written warning regarding the Executive’s performance from the Company;

(g)	acts in a manner which in the opinion of the Company, brings the Company into disrepute or otherwise prejudices or is considered likely to prejudice the reputation of the Company;

(h)	in the reasonable opinion of the Company is guilty of any serious negligence in connection with or affecting the business or affairs of the Company;

(i)
is unfit to carry out the duties hereunder because of sickness, injury or otherwise for an aggregate period of the weeks outlined in clause 12 in any fifty two (52) week period even if, as a result of such termination, you would or might forfeit any entitlement to benefit from sick pay under clause 12.3;

(j)	becomes prohibited by law from being a company director;

(k)	resigns as a director of the Company or any Group Company otherwise than at the request of the Company;

(l)	is found personally liable for fraudulent or wrongful trading under sections 213 or 214 of the Insolvency Act 1986; or

(m)	is convicted of an offence under any statutory enactment or regulation relating to insider dealing or market abuse.

14.4	Any delay or forbearance by the Company in exercising any right of termination in accordance with Clause 14 will not constitute a waiver of such right.

14.5	The termination by the Company of the employment will be without prejudice to any claim which the Company may have for damages arising from the Executive’s breach of this Agreement.

15	Disciplinary, dismissal and grievance procedures

15.1
A copy of the Company’s disciplinary, dismissal and grievance procedures are set out in the Staff Handbook (a copy of which has been provided to the Executive). These procedures do not form part of the Executive's contract of employment.

15.2
Any grievance concerning the Executive’s employment should be taken up orally in the first Instance with the Group Managing Director. If the grievance is not resolved to the Executive’s satisfaction, the Executive should then refer to the grievance procedure.

15.3
The Company reserves the right to suspend the Executive on full pay and benefits at any time for a reasonable period to investigate any matter that it reasonably believes the Executive may be or may have been involved.

16	Confidential information and return of company property

16.1
For the purposes of this Clause and Clauses 13 and 17 Confidential Information shall include, but not be limited to, information which is not already in the public domain and which relates to any and all information (whether or not recorded in documentary form or on computer disk or tape), which may be imparted in confidence or which is of a confidential nature or which the Executive may reasonably regard as being confidential or a trade secret, concerning the business, business performance or prospective business, financial information or arrangements, plans or internal affairs of the Company, any Group Company or any of their respective customers including, without prejudice to the generality of the foregoing, all client or customer lists, price sensitive information., technical information, reports, interpretations, forecasts, records, corporate and business plans and accounts, business methods, financial details, projections and targets, remuneration and personnel details, planned products, planned services, marketing surveys, research reports, market share and pricing statistics, budgets, fee levels, computer passwords, the contents of any databases, tables, know how documents or materials, commissions, commission charges, pricing policies and all information about research and development, the Company’s or any Group Company’s suppliers’, customers’, and clients’ names, addresses (including email), telephone, facsimile or other contact numbers and contact names, the nature of their business operations, their requirements for services supplied by the Company or any Group Company and all confidential aspects of their relationship with the Company or any Group Company.

16.2	The Executive will not (except with the prior written consent of the Board) except in the proper course of the Executive’s duties during the continuance of this Agreement, or at any time thereafter:

(a)
disclose or use for the Executive’s own or for another’s purpose or benefit any Confidential Information which the Executive may learn while in the employment of the Company except as required by a court of law or any regulatory body or that which may be in or become part of the public domain other than through any act or default on the Executive’s part;

(b)
copy or reproduce in any form or by or on any media or device or allow others access to copy or reproduce any documents (including without limitation letters, facsimiles and memoranda), disks, memory devices, notebooks, tapes or other medium whether or not eye-readable and copies thereof on which Confidential Information may from time to time be recorded or referred to (Documents); or

(c)	remove or transmit from the Company or any Group Company’s premises any Documents on which Confidential Information may from time to time be recorded.

16.3
Upon termination of the Executive’s employment for any reason by either party, the Executive must immediately return to the Company all company property including but not limited to documents, papers, records, keys, credit cards, mobile telephone, computer and related equipment, security passes, accounts, specifications, drawings, lists, correspondence, catalogues or the like relating to the Company’s business which is in the Executive’s possession or under the Executive’s control and the Executive must not take copies of the same without the Company's express written authority.

17	Restrictive covenants

17.1	For the purpose of this Clause the following expressions shall have the following meanings:

Prospective Customer means any person, firm, company or other business who was at the Termination Date negotiating with the Company or with any Group Company with a view to dealing with the Company or any Group Company as a customer;

Restricted Business means the development of gaming systems or software solutions for use by casinos, arcades or AWP operations;

Restricted Customers means any person, firm, company or other business who was at any time in the twelve (12) month period ending with the Termination Date a customer of the Company or any Group Company;

Restricted Period means the period of six (6) months from the Termination Date; and

Termination Date means the date on which the Executive’s employment under this Agreement terminates either due to the Executive or the Company terminating in accordance with the terms of the Agreement or in breach of the terms of this Agreement.

17.2
During the course of the Executive’s employment hereunder the Executive is likely to obtain Confidential Information relating to the business of the Company or any Group Company and personal knowledge and influence over clients, customers and employees of the Company or any Group Company. The Executive hereby agrees with the Company that to protect the Company's and any and all Group Company’s business interests, customer connections and goodwill and the stability of its or their workforce, that the Executive will not during the Restricted Period (and in respect of Clauses 17.2(d) and (e) only, at any time) unless agreed otherwise in accordance with Clause 17.3:

(a)
compete with the business of the Company or any Group Company either on the Executive's own account or for any person, firm or company directly or indirectly by having any dealings or transacting business in relation to Restricted Business with any Restricted Customer or Prospective Customer of the Company or Group Company and with whom the Executive personally and materially dealt in respect of Restricted Business in the pursuance of the employment hereunder in the six (6) months prior to the Termination Date;

(b)
compete with the business of the Company or any Group Company either on the Executive’s own account or for any person, firm or company directly or indirectly in relation to the supply of Restricted Business by soliciting or endeavouring to solicit or entice the business or custom of any Restricted Customer or Prospective Customer and with whom the Executive personally and materially dealt in respect of Restricted Business in the pursuance of the employment hereunder in the six (6) months prior to the Termination Date;

(c)
either on the Executive’s own account or for any person, firm or company directly or indirectly solicit or entice away or endeavour to solicit or entice away any director or employee of the Company or any Group Company with whom the Executive has had material personal dealings in the twelve (12) months prior to the Termination Date;

(d)
from the Termination Date for the purpose of carrying on any trade or business represent or allow the Executive to be represented or held out as having any present association with the Company or any Group Company; and

(e)
from the Termination Date carry on any trade or business whose name incorporates the word Octavian or any deviation or extension thereof which is likely or which may be confused with the name of the Company or any Group Company.

17.3
The Employee shall be permitted to canyon any of the actions set out in Clause 17.2 above notwithstanding those provisions provided always that the Employee has the prior written consent of the Company to his carrying on such actions and the Employee complies in all respects with any terms and conditions set out in that written consent.

17.4
While the restrictions set out in Clause 17.2 are considered by the parties to be reasonable in all the circumstances, it is agreed that if anyone or more of such restrictions shall either taken by itself or themselves together be adjudged to go beyond what is reasonable in all the circumstances for the protection of the legitimate interests of the Company but would be adjudged reasonable if any particular restriction or restrictions were deleted or if any part or parts of the wording thereof were deleted, restricted or limited in a particular manner, then the restrictions set out in Clause 17.2 shall apply with such deletions or restrictions or limitations as the case may be.

17.5
The restrictions contained in Clause 17.2 are held by the Company for itself and on trust for any other Group Company and shall be enforceable by the Company on their behalf or by any Group Company (at their request). The Executive shall during the employment hereunder enter into direct agreements with any Group Company whereby the Executive will accept restrictions in the same or substantially the same form as those contained in Clause 17.2.

17.6
In the event that the Company exercises its rights and places the Executive on Garden Leave under Clause 13 then the Restricted Period shall be reduced by any period/s spent by the Executive on Garden Leave prior to the Termination Date.

17.7
During the Restricted Period the Executive shall provide a copy of the restrictions contained at Clauses 16 and 17 to any employer or prospective employer or any other party with whom the Executive becomes or will become engaged or provide service or services to.

18	Intellectual property

18.1
For the purpose of this Clause IPRs shall mean copyrights, patents, rights in inventions, utility models, rights in know how, trade marks, service marks, unregistered design rights, registered design rights, database rights, semi-conductor topography rights and all other intellectual property rights (whether or not registered and including registrations and applications for registration) and all similar rights or forms of protection which may exist anywhere in the world.

18.2
It is contemplated that the Executive may in the course of the Executive’s employment with the Company create, author or originate (either alone or jointly with others) software, inventions, or improvements, enhancements or modifications to any inventions, technology or software (Inventions), or databases, data, information, know how, software, literature, drawings, designs, works, documents, publications and materials (in printed, electronic, or any other media or form) (together with Inventions constituting Works).

18.3	The Executive will promptly disclose to the Company full details of any such Inventions and provide further details, explanations and demonstrations as the Company from time to time requests.

18.4	All IPRs subsisting in any Works shall be the exclusive property of the Company.

18.5
To the extent that such IPRs do not vest automatically in the Company by operation of law, the Executive hereby assigns to the Company all future copyright, unregistered design rights and database rights, and hereby agree to assign to the Company all other future IPRs, which the Executive may own and which may subsist in any Works for their full term of protection (including any extensions, revivals and renewals) together with the right to sue and claim remedies for past infringement.

18.6
To the extent permitted by law the Executive hereby irrevocably and unconditionally waives in favour of the Company, its licensees and successors in title, all current and future moral rights (or similar rights existing in any part of the world) the Executive may have in respect of any Works.

18.7
Without prejudice to the generality of Clause 18.9, during the Executive’s employment with the Company and thereafter, without limit in time, the Executive shall at the request and expense of the Company promptly assist the Company:

(a)	to file, prosecute, obtain and maintain registrations and applications for registration of any IPRs subsisting in, or protecting, any Works: and

(b)
to commence and prosecute legal and other proceedings against any third party for infringement of any IPRs subsisting in, or protecting, any Works and to defend any proceedings or claims made by any third party that the use or exploitation of any Works infringes the IPRs or rights of any third party.

18.8
The Executive shall not disclose the subject matter of any Inventions to any person outside the Company without the prior consent of the Company. The Executive acknowledges that any unauthorised disclosure of such subject matter may prevent the Company from obtaining patent or registered intellectual property protection for such Invention.

18.9
Subject to Clause 1810, during the Executive’s employment with the Company and thereafter without limit in time the Executive shall at the request and expense of the Company promptly execute and do all acts, matters, documents and things necessary or desirable to give the Company the full benefit of the provision of this Clause 18.

18.10	Nothing in this Clause 18 shall be construed, or have the effect of, restricting the Executive’s rights under sections 39 to 43 (inclusive) of the Patents Act 1977 (as amended from time to time).

19	Gratuities

During the continuance of the employment hereunder the Executive:

(a)
shall not directly or indirectly procure accept or obtain for the Executive’s own benefit (or for the benefit of any other person) any payment, rebate, discount, commission, vouchers, gift, entertainment or other benefit outside the normal course of business (Gratuities) from any third party in respect of any business transacted (whether or not by the Executive) by or on behalf of the Company or any Group Company;

(b)	shall observe the terms of any policy issued by the Company or any Group Company in relation to Gratuities; and

(c)
shall, as soon as reasonably practicable, disclose or account to the Company or any Group Company for any Gratuities received by the Executive (or any other person on the Executive’s behalf or at the Executive’s instruction),

Provided that nothing in this Clause shall prevent the Executive from giving or participating in entertainment or business practices which are customary in the business in which the Company or any Group Company is involved from time to time.

20	Litigation assistance

20.1
During the term of this Agreement and at all times thereafter, the Executive shall furnish such information and proper assistance to the Company or any Group Companies as it or they may reasonably require in connection with litigation in which it is or they are or may become a party. This obligation on the Executive's behalf shall include, without limitation, meeting with the Company or any Group Company's legal advisors, providing witness evidence, both in written and oral form, and providing such other assistance in the litigation that the Company or any Group Company's legal advisors in their reasonable opinion determine. The Company shall reimburse the Executive for all reasonable out of pocket expenses incurred by the Executive in furnishing such information and assistance. Such assistance shall not require the Executive to provide assistance for more than five (5) days in any calendar month. For the avoidance of doubt the obligations under this Clause 20 shall continue notwithstanding the termination of this Agreement.

21	Collective agreements

There are no collective agreements which directly affect the Executive’s terms and conditions of employment.

22	Data protection

22.1	For the purposes of this Clause the following expressions shall have the following meanings:

Personal Data means data which relate to a living individual who can be identified from those data or from those data and other information which is in the possession of, or is likely to come into the possession of, the data controller and includes any expression of opinion about the individual and any indication of the intentions of the data controller or any other person in respect of the individual.

Sensitive Personal Data means personal data consisting of information as to racial or ethnic origin, political opinions, religious beliefs or other beliefs of a similar nature, membership of a trade union (within the meaning of the Trade Union & Labour Relations (Consolidation) Act 1992), physical or mental health or condition, sexual life, the commission or alleged commission of any offence or any proceedings for any offence committed or alleged to have been committed, including the disposal of such proceedings or the sentence of any Court in such proceedings.

22.2
For the purposes of the Data Protection Act 1998 by signing this Agreement the Executive gives the Executive’s consent to the holding and processing of Personal Data and Sensitive Personal Data relating to the Executive by the Company and any Group Company for all purposes relating to the performance of this Agreement including but not limited to:

(a)	administering and maintaining personnel records;

(b)	paying and reviewing salary and other remuneration and benefits;

(c)	undertaking performance appraisals and reviews;

(d)	maintaining sickness and other absence records;

(e)	taking decisions as to the Executive's fitness for work;

(f)
providing references and information to future employers, and if necessary, to governmental and quasi governmental bodies for social security and other purposes and to HM Revenue & Customs and National Insurance Contributions Office;

(g)	providing the names of employees to the Central Arbitration Committee if requested to do so;

(h)	providing information to the future buyers and potential future buyers of the Company or any other Group Companies or of the business(es) in which the Executive works;

(i)	transferring information about the Executive to a country or territory outside the EEA;

(j)	providing and administering benefits (including if relevant, pension, life assurance, permanent health insurance and medical insurance); and

(k)	the monitoring of communications via the Company’s systems.

22.3
A copy of the Company’s policy on employee monitoring is set out in the Staff Handbook (a copy of which has been provided to the Executive) and the Executive hereby consents to the Company monitoring the Executive for the purposes specified therein.

23	Third party rights

Save in respect of any rights conferred by this Agreement on any Group Company (which such Group Company shall be entitled to enforce), a person who is not a party to this Agreement may not under the Contracts (Rights of Third Parties) Act 1999 enforce any of the terms contained within this Agreement.

24	Group companies

In this Agreement Group Company means a subsidiary or affiliate and any other company which is for the time being a holding company of the Company or another subsidiary or affiliate of any such holding company (as defined in sections 474(1), 1159 and 1162 of the Companies Act 2006) and Group Companies will be interpreted accordingly.

25	Board

In this Agreement Board means the board of directors of the Company from time to time or any duly authorised committee of the board of directors of the Company or an officer nominated by the board of directors as its representative for the purposes of this Agreement.

26	Entire agreement

These terms and conditions constitute the entire agreement between the parties and supersede any other agreement whether written or oral previously entered into.

27	Jurisdiction and choice of law

This Agreement shall be governed by and interpreted in accordance with the laws of England and the parties to this Agreement submit to the exclusive jurisdiction of the English Courts in relation to any claim, dispute or matter arising out of or relating to this Agreement.

28	Notices

Any notices with respect to this Agreement shall be in writing and shall be deemed given if delivered personally (upon receipt), sent by facsimile (which is confirmed) or sent by first class post addressed, in the case of the Company, to its registered office and in the Executive’s case addressed to the Executive’s address last known to the Company.

Executed as a Deed by	)	sign here: /s/ H. Brenninkmeijer
Octavian International Limited	)	Director
acting by:	)	print name: H.Brenninkmeijer

sign here:
Director/Secretary
print name:

Signed as a Deed by	)	sign here: /s/ O.P. Moffitt
Owen Peter Moffitt	)
In the presence of	)	print name: O.P. Moffitt

Witness signature:		/s/ David Bygrave
David Bygrave
Witness address:		Fox HillEnd
Brick Hill
Chobham
Surrey
G024 8TH
Chartered Accountant